 Exhibit 99.1

Post Holdings, Inc. Reports
Results for the Third Quarter of Fiscal 2012
St. Louis, Missouri - August 9, 2012 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today reported results for the quarter ended June 30, 2012.
Third Quarter 2012 Highlights:

•	Adjusted EBITDA of $61.4 million

•	Market share for expanded all outlets combined (xAOC) of 10.3% for the thirteen weeks ended June 30, 2012

•	Good Morenings brand launched
According to Nielsen, ready to eat cereal category revenues were flat, +0.1%, for the thirteen weeks ended June 30, 2012 as compared to the prior year, while category volumes, measured in pounds, declined 4.0%. Higher every day and promoted average prices maintained category dollars, but contributed to decreased selling volume. The overall category experienced dollar and volume growth in the value retailer channels in the thirteen weeks ended June 30, 2012, which helped offset the losses in the traditional food and drug channels. Nielsen data is published monthly. The current year data referenced in this press release is as of June 30, 2012.
As of June 30, 2012, Nielsen changed the way it reports ready to eat cereal category volume and sales data from including only Food, Drug and Mass (FDM) to an expanded All Outlets Combined (xAOC) which includes FDM plus Wal-Mart, club stores and certain other retailers. Post's U.S. dollar market share, as reported by Nielsen, was 10.6% for the thirteen week period ended June 30, 2012 for FDM and 10.3% for xAOC, down 0.9 share points for FDM and down 0.7 share points for xAOC versus the same time period a year ago, and down sequentially 0.2 share points for xAOC and 0.3 share points for FDM.
Post net sales decreased 2.3% for the quarter ended June 30, 2012 as compared to the prior year, primarily driven by a 5.5% decline in overall volumes, partially offset by higher average net selling prices. For the nine months ended June 30, 2012, net sales decreased 2.6% versus the same time period a year ago. Volumes declined across most of the Post brand portfolio both on a quarter and a year to date basis. On a year to date basis, Honey Bunches of Oats and Pebbles volumes were down 6.1% and 11.1%, respectively, versus the same time period a year ago, however, Great Grains experienced year over year volume increase of 8.9%. For the three months ended June 30, 2012 versus the comparable prior year quarter, Honey Bunches of Oats and Pebbles volumes declined 6.6% and 15.3%, respectively, while Great Grains and Grape Nuts volumes grew 1.5% and 5.9%, respectively.
During June, Post introduced in select stores a new quality line of every day value priced cereals under the Good Morenings brand. Post has plans to introduce a number of new line extensions and product improvements over the next 6-12 months, including Grape Nuts Fit, new Great Grains flavors, Honey Bunches of Oats Mango Coconut, and a more “chocolatey” Cocoa Pebbles.
Gross profit margin decreased by approximately 60 basis points for the third quarter 2012 versus prior year, largely driven by higher raw materials cost (primarily grains) and unfavorable fixed cost absorption resulting from lower production volumes.
Excluding the effect of $2.4 million of costs related to the transition and separation from Ralcorp, selling, general and administrative expenses as a percentage of net sales increased from 25.1% in the third quarter of fiscal 2011 to 25.9% for third quarter fiscal 2012. This increase was primarily driven by incremental corporate costs which was partially offset by lower advertising and consumer costs.
Adjusted EBITDA for the quarter ended June 30, 2012 was $61.4 million versus $64.7 million for the same time period a year ago and improved sequentially from $54.1 million. For the nine months ended June 30, 2012, Adjusted EBITDA was $161.1 million versus $192.2 million for the same period a year ago.
Income tax expense was $9.6 million, which represents an effective income tax rate of 37.8%, for the three months ended June 30, 2012, compared to an expense of $0.8 million and an effective income tax rate of 33.3% for the same period a year ago. For the nine months ended June 30, 2012, income tax expense was $24.3 million, an effective income tax rate of 38.3%, compared to an expense of $26.2 million and an effective income tax rate of 32.1%, for the nine months ended June 30, 2011. The increase in the current quarter effective tax rate was primarily due to $1.4 million of tax expense related to an uncertain tax position we expect to take on our short period tax return for the period starting with the separation from Ralcorp and ending on September 30, 2012. The increase in the year to date effective income tax rate was primarily the result of $4.6 million of non-deductible outside service expenses incurred to effect the Company's separation from Ralcorp, which resulted in incremental income tax expense of approximately $1.8 million and $2.1 million of tax expense related to an uncertain tax position. Management anticipates that the effective income tax rate for the fourth quarter of fiscal 2012 will be approximately 37.5% and that the effective income tax rate will return to its historical range of 32% - 35% in fiscal 2013.
Net earnings were $15.8 million, or $0.46 per diluted share, for the third quarter of fiscal 2012. For the nine months ended June 30, 2012, net earnings were $39.1 million, or $1.13 per diluted share. Adjusted net earnings and Adjusted diluted earnings per share for the quarter ended June 30, 2012 were $17.6 million and $0.51, respectively. Management has provided these non-GAAP measures because they are representative of Post as a stand-alone public company and not an operating segment of Ralcorp.
As previously announced, the Company is restating its financial statements for the year ended September 30, 2011 and the fiscal quarter ended December 31, 2011 as a result of Ralcorp Holding, Inc.'s restatement. Ralcorp has postponed the filing of its quarterly report on Form 10-Q for the second quarter ended March 31, 2012 and third quarter ended June 30, 2012 in order to conclude both the internal and external in-depth reviews associated with its previously announced financial restatements. While Post management is not participating in Ralcorp's review process, Post management is not aware of any issues from such review which would affect Post beyond the correction of the goodwill impairment charge previously reported. However, because Post was a wholly-owned subsidiary of Ralcorp and subject to Ralcorp's accounting and financial reporting processes during the periods affected by this review, there can be no assurance that Post will not be further impacted. Until Ralcorp completes its restatement, Post is not in a position to complete the filings necessary to effectuate its restatement or its Form 10-Q for the second and third quarters. Post management expects to complete its filings as soon as practicable after Ralcorp completes its filings. Ralcorp has announced it expects to complete its restatement in the near future.
Outlook
Post management affirms its previously issued guidance for fiscal 2012 of $200 to $210 million of Adjusted EBITDA and Adjusted EBITDA of $210 to $220 million for the twelve months following the separation from Ralcorp. Management continues to expect full year capital expenditures to be in the range of $24 to $26 million, exclusive of $8 million to establish Post as a stand-alone company, and that annualized net interest expense will be in the range of $60 to $61 million. While it is still early in Post's planning for fiscal 2013, the recent drought has created significant commodity price volatility. In 2013, Post management expects to see meaningful ingredient cost inflation, and will continue to monitor the commodity landscape closely and look for opportunities to mitigate increased costs.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, noncash stock based compensation, nonrecurring cash compensation for retention/severance, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company during the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents. Adjusted net earnings is a non-GAAP measure which represents net earnings excluding costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entire period reported. The Company believes Adjusted net earnings and Adjusted diluted earnings per share are useful to investors in evaluating the Company's operating performance because they provide investors with insight into the Company's performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call
The Company will host a conference call on Monday, August 13, 2012 at 8:00 a.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the third quarter of 2012 and fiscal 2012 guidance.
The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company's website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 17918478.
For those unable to participate during the live call and webcast, a replay will be available on the Company's website until August 27, 2012.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including statements regarding our expected effective income tax rates for the remainder of 2012 and fiscal 2013, confirming our Adjusted EBITDA guidance for fiscal 2012 and the twelve months following the separation, expected capital spending in fiscal 2012, expected net interest expense in fiscal 2012, expected ingredient inflation in fiscal 2013 and the expected timing of our restatement filings and our second and third quarter Form 10-Q filings. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of the announced restatement of Ralcorp's and Post's financial statements; the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to achieve benefits from our separation; our obligations to indemnify Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; changes in our cost structure, management, financing and business operations following the separation; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; labor strikes or work stoppages by our employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in

North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Net Sales	$241.9	$247.7	$711.7	$730.4
Cost of goods sold	132.1	133.8	392.9	381.6
Gross Profit	109.8	113.9	318.8	348.8
Selling, general and administrative expenses	65.1	62.1	202.8	180.3
Amortization of intangible assets	3.1	3.1	9.4	9.4
Impairment of intangible assets	—	32.1	—	32.1
Other operating expenses, net	0.1	—	0.6	1.1
Operating Profit	41.5	16.6	106.0	125.9
Interest expense, net	16.1	12.8	44.2	38.6
Other (income) expense, net	—	1.4	(1.6)	5.8
Earnings before Income Taxes	25.4	2.4	63.4	81.5
Income tax expense	9.6	0.8	24.3	26.2
Net Earnings	$15.8	$1.6	$39.1	$55.3

Earnings per share:
Basic	$0.46	$0.05	$1.14	$1.61
Diluted	$0.46	$0.05	$1.13	$1.61

Weighted-Average Common Shares Outstanding:
Basic	34.3	34.3	34.3	34.3
Diluted	34.5	34.4	34.5	34.4

SELECTED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2012	2011
Cash provided by (used in):
Operating activities	$96.2	$118.1
Investing activities	(22.3)	(9.8)
Financing activities	7.6	(106.6)
Effect of exchange rates on cash and cash equivalents	0.3	0.5
Net increase in cash and cash equivalents	$81.8	$2.2

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Net Earnings	$15.8	$1.6	$39.1	$55.3
Income tax expense	9.6	0.8	24.3	26.2
Interest expense, net	16.1	12.8	44.2	38.6
Other nonoperating income (expense), net	—	1.4	(1.6)	5.8
Depreciation and amortization	16.0	14.7	46.9	43.8
Impairment of intangible assets	—	32.1	—	32.1
Stock-based compensation	1.0	0.4	2.2	1.0
Nonrecurring cash compensation/retention	0.5	—	0.9	—
Accounts receivable servicing fees	—	(0.9)	(0.8)	(2.8)
Costs to effect the separation of Post from Ralcorp	2.4	—	10.4	—
Mark to market adjustments on economic hedges	—	5.5	0.6	3.5
Public company costs (1)	—	(3.7)	(5.1)	(11.3)
Adjusted EBITDA	$61.4	$64.7	$161.1	$192.2
Adjusted EBITDA as a percentage of Net Sales	25.4%	26.1%	22.6%	26.3%

(1)
Represents Post management's estimate of the incremental quarterly cash costs Post would have incurred as a separate, stand-alone public company.These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions, except per share data)

Three Months Ended June 30, 2012

Net Earnings	$15.8
Adjustments to Net Earnings:
Spin-Off costs/post Spin-Off non-recurring costs	2.4
Nonrecurring cash compensation/retention	0.5
2.9
Income tax effect on adjustments	(1.1)
Adjusted Net Earnings	$17.6

Weighted-Average Shares Outstanding - Diluted	34.5

Adjusted Diluted Earnings per Share	$0.51